Exhibit 23.01

Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-219592 on Form S-3 and Nos. 333-229854, 333-223227, 333-216185, 333-209945, 333-202571, 333-194365, and 333-192332 on Form S-8 of our reports dated February 20, 2020, relating to the consolidated financial statements and financial statement schedule of Chegg, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 20, 2020